EXHIBIT 99.1

[LOGO OF NEWPORT CORPORATION]

Press Release

Contact:

Charles F. Cargile, 949-863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858-552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

SECOND QUARTER 2003 RESULTS

Irvine, California – July 24, 2003 – Newport Corporation (Nasdaq: NEWP) today reported financial results for its second quarter ended June 30, 2003, reflecting a slight increase in sales, a reduced net loss and an increase in new orders of approximately 10% compared with the first quarter of 2003. The company also announced that it had commenced its previously announced share repurchase program during the second quarter by buying back approximately 160,000 shares at a cost of $2.5 million.

Robert G. Deuster, chairman and chief executive officer said, “Second quarter sales were slightly better than the previous quarter and our loss decreased, consistent with our expectations. The sales increase for the second quarter of 2003 represented our second straight quarter of modest sequential sales growth. In addition, we experienced our second consecutive quarter of growth in new orders. Although the overall conditions in most of the markets we serve are still unsettled, we indicated last quarter that we expected to show quarter-over-quarter sequential increases in new orders throughout 2003, which thus far has proven to be the case. We continue to gain traction in new orders in our research, defense and life and health sciences markets in particular. We expect the sequential quarter-over-quarter growth in sales and orders to continue in the second half of 2003. Furthermore, with our streamlined cost structure, we expect to be profitable for the second half of 2003.”

For the second quarter of 2003, Newport recorded sales of $33.8 million and a loss from continuing operations of $2.1 million, or $0.05 per diluted share. In the first quarter of 2003, Newport had sales of $33.3 million and a loss from continuing operations of $3.9 million, or $0.10 per diluted share. During the second quarter of 2002, the company recorded sales of $43.0 million and a loss from continuing operations of $6.4 million, or $0.17 per diluted share. The second quarter of 2002 included a $6.5 million charge required to write down the company’s minority investments in two fiber optic component manufacturers.

New orders received in the second quarter of 2003 totaled $35.8 million, compared with the $32.5 million recorded in the first quarter of 2003. Orders in the second quarter of 2002 were $49.3 million.

For the first half of 2003, Newport recorded sales of $67.1 million versus $86.0 million in the comparable period of 2002. New orders in the first half of 2003 were $68.3 million, compared with $87.5 million in the first half of 2002. For the first half of 2003, Newport incurred a loss from continuing operations of $6.0 million, or $0.15 per share, compared with $7.2 million, or $0.19 per share, in the first half of 2002.

Results for all periods presented account for the company’s former metrology business and its Minnesota operation as discontinued operations, reflecting the divestiture of the metrology business in 2002 and the closure of the Minnesota operation in the first quarter of 2003. Including the discontinued operations, the company incurred a net loss of $2.4 million, or $0.06 per share, for the second quarter of 2003, compared with a net loss of $7.4 million, or $0.19 per share, in the second quarter of 2002. For the first half of 2003, Newport’s net loss including discontinued operations was $8.2 million, or $0.21 per share, compared with $26.0 million, or $0.69 per share, in the first half of 2002. The loss for the first half of 2002 included a one-time, non-cash charge of $14.5 million, or $0.39 per diluted share, related to a cumulative effect of a change in accounting principle resulting from a write-down of goodwill upon adoption of Statement of Financial Accounting Standards No. 142, as well as the $6.5 million investment write-down charge discussed previously.

Second quarter 2003 sales to semiconductor capital equipment companies were $13.0 million, compared with $11.3 million in the first quarter of 2003 and $16.3 million in the second quarter of 2002. Sales to semiconductor capital equipment companies for the first half of 2003 were $24.3 million versus $32.3 million in the corresponding period of 2002.

New orders received from semiconductor customers in the second quarter of 2003 were $11.8 million, compared with $12.6 million in the first quarter of 2003 and $20.5 million in the second quarter of 2002. For the first half of 2003, Newport reported new semiconductor orders of $24.4 million versus $34.7 million in the corresponding period of 2002.

Deuster added, “New orders from semiconductor equipment companies met our expectations in the second quarter of 2003. Although we have yet to see evidence of a significant recovery in this market, we do not see signs of deterioration. As such, we expect that our orders from this market will continue to be flat to slightly up over the next few quarters. That being said, based on our experience with semiconductor equipment customers we recognize that market conditions can change very rapidly.

Although we are planning for a continued slow-down in industry activity, we are poised to respond quickly to increases in our customers’ needs.”

Sales to customers in research, defense, life and health sciences, and other end markets Newport serves were $18.8 million in the second quarter of 2003, below the $19.7 million recorded in the first quarter of 2003 and the $23.2 million recorded in the second quarter of 2002. Sales to these markets for the first half of 2003 were $38.5 million versus $45.2 million in the corresponding period of 2002. The decrease in sales in the second quarter of 2003 compared with the first quarter of 2003 resulted primarily from the delay of certain shipments into the third quarter of 2003. In addition, orders during the quarter were more heavily weighted toward the latter part of the quarter and, as such, more of the associated products will be shipped in the third quarter than were shipped in the second quarter.

New orders received from customers in these markets in the second quarter of 2003 were $22.6 million versus $17.8 million in the first quarter of 2003 and $23.7 million in the second quarter of 2002. For the first half of 2003, Newport recorded new orders from customers in these end markets of $40.4 million versus $43.3 million in the corresponding period of 2002.

Deuster said, “We have applied considerable energy to increasing new order levels in our research, defense and life and health sciences markets and are pleased with the momentum we are achieving with our customers.”

Sales to fiber optic communications customers in the second quarter of 2003 were $2.0 million, compared with $2.3 million in the first quarter of 2003 and $3.5 million in the second quarter of 2002. For the first half of 2003, Newport recorded sales of $4.3 million to customers in this end market versus $8.5 million in the corresponding period of 2002.

New orders received from customers in this market in the second quarter of 2003 were $1.4 million, compared with $2.1 million in the first quarter of 2003 and $5.1 million in the second quarter of 2002. New orders from fiber optic communications customers in the first half of 2003 were $3.5 million versus the $9.5 million reported in the corresponding period of 2002. The company does not foresee any meaningful recovery in this market in the near future and has reduced its cost structure accordingly.

The gross margin in the second quarter of 2003 was 34.2%, which was slightly higher than the 33.2% reported on similar sales levels in the first quarter of 2003. In the second quarter of 2002, on approximately $9.2 million more of sales, the gross margin was 35.8%. For the first half of 2003, the gross margin was 33.7%, basically flat compared with 33.8% in the corresponding period of 2002.

Selling, general and administrative (SG&A) expense for the second quarter of 2003 totaled $11.3 million, compared with $11.6 million in the first quarter of 2003 and $12.5 million in the second quarter of 2002. For the first half of 2003, SG&A expenses were $22.9 million, compared with the $23.8 million recorded in the corresponding period of 2002.

Research and development (R&D) expense for the second quarter of 2003 was $4.7 million, compared with $5.0 million in the first quarter of 2003 and $6.3 million in the second quarter of 2002. For the first half of 2003, R&D expenses were $9.7 million, compared with $12.4 million recorded in the corresponding period of 2002. The lower R&D expense in the current year periods compared with the prior-year periods resulted from reductions in R&D spending in the fiber optic communications area, as well as from the company’s overall efforts to maximize the focus and efficiency of its R&D activities.

Deuster added, “We continue to closely manage our operating costs in response to market conditions. We identified previously our goal of reducing our breakeven level to below $40 million in quarterly sales. Based on the results of our actions, we believe we have met that commitment and expect that we will be able to post earnings per share from continuing operations in future quarters at sales levels slightly below $40 million.”

Interest and other income, net, consisting primarily of interest earned and realized gains on sales of marketable securities, totaled $2.3 million for the second quarter of 2003 compared with $1.6 million in the first quarter of 2003 and $2.2 million in the second quarter of 2002. For the first half of 2003, interest and other income was $3.9 million versus $4.7 million recorded in the corresponding period of 2002. The increase in the second quarter of 2003 compared with the first quarter of 2003 and the second quarter of 2002 was due primarily to higher gains realized on the sale of certain marketable securities. The decrease in the first half of 2003 compared with the first half of 2002 resulted primarily from lower gains realized from the sale of marketable securities and lower interest yields on cash and marketable securities.

The company recorded no tax benefit related to the loss due to the uncertain timing of recovering such benefits.

The company had $265.8 million in cash, cash equivalents and marketable securities at the end of the second quarter of 2003.

Deuster continued, “Newport’s balance sheet and cash position remain strong. Although our cash and marketable securities balance declined by $10.3 million in the second quarter of this year, $9.7 million of this reduction occurred as a result of four specific items.” Specifically, the company highlighted the following payments:

•	Early payment of debt ($3.1 million)

•	Minority investment in NEXX Systems, Inc. ($2.5 million)

•	Repurchase of company stock ($2.5 million)

•	Payments for accrued restructuring costs ($1.6 million)

Deuster concluded, “We are confident in our ability to generate positive cash flow going forward and anticipate continuing to repurchase shares in the third quarter of 2003 depending on our share price, trading volume, cash requirements and other factors.”

THIRD QUARTER 2003 BUSINESS OUTLOOK

The following statements refer to the company’s continuing operations, and are based on current expectations. These statements are forward-looking, and actual results may differ materially as a result of the factors more specifically referenced below.

The company believes that sales for the third quarter of 2003 will be slightly higher than the second quarter of 2003 and that its book-to-bill ratio in the third quarter of 2003 will be slightly greater than 1.0. Based on current backlog and current expectation for order rates, the company expects third quarter sales to be in the range of $36 million to $39 million.

Gross profit for the third quarter of 2003 is expected to be slightly higher than the second quarter of 2003, or in the range of $12.0 million to $13.5 million. The improvement in gross profit from anticipated sales increases is expected to be offset in part by previously capitalized under-absorbed overhead costs that will be charged to cost of sales as the sales volume increases in the third quarter of 2003.

SG&A expenses for the third quarter of 2003 are expected to be in the range of $11.0 million to $12.0 million.

R&D spending is expected to be between $4.4 million and $4.7 million in the third quarter of 2003.

The company expects interest and other income, net of interest expense, to be between $2.5 million and $2.7 million in the third quarter of 2003, depending on interest rates, cash balances, foreign exchange markets and potential business development activity.

Due to the uncertainty of recovering any income tax benefits from near-term operating losses, and the expected utilization of state and foreign tax benefits, the company does not expect to record any tax expense or benefit in the third quarter of 2003.

The dilutive effect of stock options is excluded from the computation of diluted earnings per share when the company incurs a loss from continuing operations as they would be antidilutive, but are included when the company has income from continuing operations in accordance with Statement of Financial Accounting Standards No. 128. Accordingly, if the company incurs a loss from continuing operations, the company expects the number of diluted common shares used in computing earnings per share to remain essentially flat at 38.6 million. If the company has income from continuing operations, diluted common shares are expected to be in the range of 39 to 40 million. Actual diluted shares may vary depending upon such factors as share price, stock option issuances or exercises and share repurchases.

For the third quarter of 2003, based on the factors noted above, the company expects to be in the range of a loss per share of $0.02 to income per share of $0.02.

The Company expects to generate positive free cash flow in the third quarter of 2003 in the range of $0.1 million to $2.0 million.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced technology products and systems to the semiconductor, communications, electronics and research markets. The company provides components and integrated subsystems to manufacturers of semiconductor processing equipment, advanced automated assembly and test systems to manufacturers of communications and electronics devices, and a broad array of high-precision components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in precision robotics and automation, sub-micron positioning systems, vibration isolation and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert G. Deuster, chairman and chief executive officer, and Charles F. Cargile, vice president and chief financial officer, will host an investor conference call today, July 24, 2003, at 5:00 p.m. Eastern Time to review the company’s second quarter results and outlook for the third quarter of 2003. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.newport.com/Investors and www.companyboardroom.com. Rebroadcast over the Internet will be available through 8:00 p.m. Eastern Time, Thursday July 31, 2003, on both Web sites. A telephonic playback of the conference call will also be available through midnight Eastern Time, Monday, July 28, 2003. Listeners should call 888-203-1112 (domestic) or 719-457-0820 (international) and use confirmation code 700541.

This news release contains forward-looking statements, including without limitation the statements under the heading “Third Quarter 2003 Business Outlook” and the statements made by Robert G. Deuster that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the timing and extent of the recovery in the semiconductor industry; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; the ability of Newport to successfully integrate its acquired and any to-be-acquired companies and the contributions of those companies to Newport’s operating results; risks associated with war, terrorist activity and resulting economic uncertainty; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Newport Corporation

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	$33,781	$43,021	$67,085	$86,039
Cost of sales	22,237	27,612	44,491	56,944

Gross profit	11,544	15,409	22,594	29,095

Selling, general and administrative expense	11,307	12,546	22,859	23,774
Research and development expense	4,724	6,339	9,712	12,442

Operating loss	(4,487)	(3,476)	(9,977)	(7,121)

Interest and other income, net	2,375	2,164	3,948	4,688
Asset write-down	—	(6,490)	—	(6,490)

Loss from continuing operations before income taxes	(2,112)	(7,802)	(6,029)	(8,923)
Income tax benefit	—	(1,424)	—	(1,770)

Loss from continuing operations	(2,112)	(6,378)	(6,029)	(7,153)

Loss from discontinued operations	(240)	(973)	(2,192)	(4,365)
Cumulative effect of a change in accounting principle	—	—	—	(14,500)

Net loss	$(2,352)	$(7,351)	$(8,221)	$(26,018)

Basic and diluted loss per share:
Loss from continuing operations	($0.05)	($0.17)	($0.15)	($0.19)
Loss from discontinued operations	($0.01)	($0.02)	($0.06)	($0.11)
Cumulative effect of a change in accounting principle	—	—	—	($0.39)

Net loss	($0.06)	($0.19)	($0.21)	($0.69)

Shares used in computation of basic and diluted net loss per share:	38,607	37,969	38,563	37,588

Newport Corporation

Condensed Consolidated Balance Sheets

(In thousands)	(Unaudited)

	June 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$11,343	$44,059
Marketable securities	254,493	240,254
Accounts receivable, net	22,829	18,534
Inventories	55,274	54,964
Prepaid expenses and other current assets	5,676	7,995
Assets of discontinued operations	1,083	3,840

Total current assets	350,698	369,646

Property, plant and equipment, net	34,571	35,774
Goodwill	57,606	57,529
Deferred tax assets	15,570	15,570
Investments and other assets	10,972	7,819

	$469,417	$486,338

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,498	$6,213
Accrued payroll and related expenses	7,655	9,900
Accrued expenses and other current liabilities	7,855	9,294
Accrued restructuring costs	1,217	3,910
Deferred revenue	357	2,675
Accrued warranty obligations	1,019	2,047
Current portion of long-term debt	177	2,214

Total current liabilities	25,778	36,253
Long-term debt	160	1,230
Accrued restructuring costs and other liabilities	1,728	2,338
Stockholders’ equity	441,751	446,517

	$469,417	$486,338